Exhibit 3.3

CODE OF REGULATIONS OF
CAPSTONE 72, INC.
(the “Corporation”)

Article I.

MEETING OF SHAREHOLDERS

(a) Annual Meetings. An annual meeting of shareholders, for the election of directors, for the consideration of any reports and for the transaction of such other business as may be brought before the meeting, shall be held on the second Wednesday of the fourth month following the close of the Corporation’s fiscal year or on such other date as may be designated by the Board of Directors, provided, however, that said meeting is held no earlier than such time as the financial statements of the Corporation for the past fiscal year are available to the shareholders. The financial statements provided to the Shareholders, which may be consolidated, are as set forth in O.R.C. 1701.38.

(b) Special Meetings. A meeting of the Shareholders may be called by (1) the Chairperson of the Board, the President, or in the case of the President’s absence, the Vice-President, (2) by the Directors by action at a meeting, or a majority of the Director’s acting without a meeting or (3) by the Shareholders representing 25% of the shares issued and entitled to vote. The special meeting shall be held within fifteen (15) days of the request unless the time is extended by agreement of the requesting Directors or Shareholder(s). Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meeting.

(c) Notice of Meetings. A written or printed notice of the annual or any special meeting of the shareholders stating the time and place, and in case of special meetings, the purpose thereof, and the means by which Shareholders can be present and vote at the meeting through the use of communications equipment shall be given to each shareholder entitled to vote at such meeting appearing on the books of the Corporation, by mailing same to his address as the same appears on the records of the Corporation or of its Transfer Agent or Agents, at least ten (10) days but not more than sixty (60) days before the date of any such meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat.

All notices with respect to any shares to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Corporation and notice so given shall be sufficient notice to all the holders of such shares.

(d) Quorum. A majority in number of the shares authorized, issued and outstanding, represented by the holders of record thereof, in person, by proxy, or by the use of communications equipment at any meeting of the Shareholders, shall constitute a quorum for such meeting but no action required by law, the Articles of Incorporation, or the Code of Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion, but the holders of a majority of the voting shares represented at a meeting whether or not a quorum is present, may adjourn such meeting from time to time.

(e) Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy appointed by an instrument in writing, subscribed by each shareholder, or by his duly authorized attorney, and submitted to the Secretary at or before such meeting.

(f) Notice of Adjourned Meeting. Notice of adjournment of a shareholders’ meeting need not be given if the time and place to which it is adjourned are fixed and announced at the adjourned meeting. Otherwise, notice of the time and place to which the meeting is adjourned shall be given as in the case of an original meeting.

(g) Adjourned Meetings. When any determination of shareholders entitled to notice of or to vote at any meeting of the shareholders has been made as provided in this Article, the determination shall apply to any adjournment of the meeting.

(h) Cumulative Voting. In all elections for directors, each shareholder has the right to cumulate his or her voting power and give one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute his or her voting power on the same principle among as many candidates as he or she may see fit.

(i) Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed or the books of the Corporation shall not be closed against transfers of shares pursuant to statutory authority, the record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders shall be the date next preceding the day on which notice is given or the date next preceding the day on which the meeting is held, as the case may be, and only Shareholders of record as of the close of business on such record date shall be entitled to notice of and to vote at such meeting. Such record date shall continue to be the record date for all adjournments of such meeting unless a new record date shall be fixed and notice thereof and of the date of the adjourned meeting be given to all Shareholders entitled to notice in accordance with the new record date so fixed.

(j) Order of Business. The order of business at all meetings of the Shareholders, unless waived or otherwise determined by a vote of the holder or holders of the majority of the number of shares entitled to vote present in person or represented by proxy, shall be as follows:

1.	Call meeting to order.

2.	Selection of Chairman and/or Secretary, if necessary.

3.	Proof of notice of meeting.

4.	Roll call, including filing of proxies with Secretary.

5.	Upon appropriate demand, appointment of inspectors of election.

6.	Reading, correction and approval of previously unapproved minutes.

7.	Report of officers and committees.

8.	If annual meeting, or meeting called for that purpose, election of Directors.

9.	Unfinished business, if adjourned meeting.

10.	Consideration in sequence of all other matters set forth in the call for and written notice of the meeting.

11.	New business.

12.	Adjournment.

This order may be changed by the affirmative vote of a majority in interest of the shareholders present.

(k) Voting. Except in the case of the election of Directors, or as provided by statute or in the Articles, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by him on the record date for the determination of the Shareholders entitled to vote at the meeting. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles, or these Regulations.

(l) Action of Shareholders without a Meeting. Any action which may be taken at a meeting of Shareholders may be taken without a meeting if authorized by a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed or entered upon the records of the Corporation.

Article II.

SEAL

The Directors may adopt a seal for the Corporation which shall be in such form and of such style as is determined by the Directors. Failure to affix any such corporate seal shall not affect the validity of any instrument.

Article III.

SHARES

(a) Certificates. Certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise. Each certificate for shares shall bear a distinguishing number, the signature of the President or Vice President, and of the Secretary or an Assistant Secretary, the seal of the Corporation, if any, and such recitals as may be required by law. The certificates for shares shall be of such tenor and design as the Board of Directors may from time to time adopt.

(b) Sale or Transfer of Shares. Unless superseded by a validly executed shareholders’ agreement, the following share provisions shall apply. In order that so far as practicable, the shareholders of the company shall be persons actively interested therein, before there can be a valid sale or transfer of any of the shares of this Corporation by the holders thereof, the holder of the shares to be sold or transferred shall first give notice in writing to the Board of Directors of this Corporation of his intention to sell or transfer such shares. Said notice shall specify the number of shares to be sold or transferred, the price per share, and the terms upon which such holder intends to make such sale or transfer. The Board of Directors shall thereupon have an irrevocable option, exercisable at any time within one hundred twenty (120) days from said notification, to purchase for the Corporation, or to find a purchaser for all or any portion of the total number of shares which are subject to said notice.

Said option, when so exercised by the Board of Directors or its nominees, shall be at the price and upon the terms specified in such notice; provided, however, that in no event shall said price be more than the book value (financial statement net shareholders’ equity) of said shares on the close of business on the last day of the calendar month next preceding the date of the receipt of such notice by the Board of Directors. The purchase provided for under this option shall be for cash or upon such reasonable terms and time of payment as the parties shall determine.

If within such one hundred twenty (120) day period, the Board of Directors shall not purchase for the Corporation, or shall not find a purchaser, for all of the shares referred to in said notice and make payment therefor as provided herein, the holder of such shares shall have the right for a period of one hundred twenty (120) days thereafter to sell or dispose of such shares, or such as are not purchased, to any persons he may desire, provided that such shares may not be sold or disposed of at a lower price or at terms more favorable to the purchaser than those specified in said notice.

In the event of the death of the holder of any of the shares of this Corporation, the Board of Directors shall thereupon have an irrevocable option exercisable at any time within one hundred twenty (120) days from the death of such holder, to purchase for the Corporation, or to find a purchaser, for all or any portion of the total number of shares held by such deceased at the price representing the book value thereof (financial statement net shareholders’ equity) at the time of death.

In the event that the holder of any of the shares of this Corporation, for any reason whatsoever, becomes disassociated with the Corporation or ceases to be actively engaged in the business of the Corporation, or, being an employee thereof, ceases to be so employed, the Board of Directors shall thereupon have an irrevocable option exercisable at any time within one hundred twenty (120) days to purchase for the Corporation, or to find a purchaser for all or any portion of the total number of shares held by such at the price representing the book value, as aforesaid.

(c) Lost Certificates. The Board of Directors may order a new certificate or certificates of shares to be issued in place of any certificate or certificates alleged to have been lost or destroyed, but in every case the owner of the lost certificate or certificates shall first cause to be given to the Corporation a bond, with surety or sureties satisfactory to the Corporation in such sum as said Board of Directors may in its discretion deem sufficient as indemnity against any loss or liability that the Corporation may incur by reason of the issuance of such new certificates; but the Board of Directors may, in its discretion, refuse to issue such new certificate save upon the order of some court having jurisdiction in such matters pursuant to the statute made and provided.

(d) Closing of Transfer Books. The share transfer books of the Corporation may be closed by order of the Board of Directors for a period not exceeding ten (10) days prior to any meeting of the shareholders, and for a period not exceeding ten (10) days prior to the payment of any dividend. The times during which the books may be closed shall, from time to time, be fixed by the Board of Directors.

(e) Restrictive Endorsement. Each certificate representing shares of the Corporation shall contain an endorsement reading substantially as follows:

“The shares represented by this certificate are subject to certain transfer requirements as provided in the Code of Regulations of the Corporation as may be amended from time to time and/or an instrument in writing signed by all of the Shareholders of the Corporation (the “Restrictions”). Acceptance of these shares shall serve as the shareholder’s acknowledgment of the Restrictions and of the shareholder’s intent to be bound thereby and such Restrictions are made a part of this certificate. The aforesaid obligations and the full terms of the Restrictions are contained in written documents, copies of which are on file at the office of the Corporation and will be provided to all parties entitled to receive copies thereof upon proper written request. The Corporation will send to the Shareholder a copy of such express terms without charge within five (5) days after receipt of written request therefor.”

Article IV.

DIRECTORS

(a) Rights, Powers, Duties, Rules and Procedures: The powers of the Corporation shall be exercised, its business conducted and managed, and its property controlled under the Board of Directors. Except to the extent prohibited by law or these Regulations, the Board of Directors shall have the right to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members and that from time to time shall affect the Directors’ power to manage the business and affairs of the Corporation.

(b) Term and Qualifications: The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors. The number of members of the Board of Directors shall be determined pursuant to law, by resolution of the shareholders entitled to vote, but shall not be less than three (3) members; provided, however, that if the Corporation has less than three (3) shareholders, the Corporation may have less than three (3) Directors, provided that, in that event, it has as many Directors as there are shareholders. A Director shall be a natural person and at least 18 years of age. A Director need not be a Shareholder of the Corporation.

(c) Election of Directors. The Directors shall be elected at each annual meeting of the shareholders, or at a special meeting called for the purpose of electing Directors, or the Directors may be designated at any time by the unanimous written consent of the shareholders. Each Director shall hold office until the next annual meeting of the shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office, or death.

(d) Directors Defined. “Directors,” when used in relation to any power or duty requiring collective action means “Board of Directors.”

(e) Powers. The business and affairs of the corporation shall be conducted, and all corporate authority shall be exercised, by or under the authority of the Board of Directors, unless the provisions of the General Corporation Law, the corporation’s Articles of Incorporation, or these regulations, require action to be authorized or approved by the shareholders.

(f) Conflict of Interest. Any contract or other transaction between the corporation and any of its directors (or any corporation or firm in which any of its directors is directly or indirectly financially interested) shall be valid for all purposes notwithstanding the presence of the director at the meeting authorizing the contract or transaction, or the director’s participation in the meeting. The foregoing shall apply, however, only if the interest of each director is known or disclosed to the Board of Directors and the Board shall nevertheless authorize or ratify the contract or transaction by a majority of the directors present, with each interested director counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote. This paragraph shall not be construed to invalidate any contract or transaction that would have been valid in the absence of this paragraph.

(g) Vacancies in the Board. A resignation from the Board of Directors shall be deemed to take effect upon its receipt by the Secretary, unless some other time is specified therein. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, or other cause deemed sufficient by the Board, the remaining Directors, though less than a majority of the whole board, by affirmative vote of a majority of those present at any duly convened meeting may, except as hereinafter provided, elect a successor to hold office for the unexpired portion of the term of the Director whose place shall be vacant, and until the election and qualification of a successor.

(h) Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of the Shareholders or a special meeting of the Shareholders at which Directors are elected. The holding of such Shareholders’ meeting shall constitute notice of such Directors’ meeting and such meeting may be held without further notice. Other regular meetings shall be held at such other times and places as may be fixed by the Directors.

(i) Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary and held at the request of the President or any two (2) of the Directors.

(j) Telephonic Meetings: Meetings of the Board of Directors may be conducted by conference telephone or similar communications equipment by means of which all persons participating can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

(k) Notice of Meetings and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of Directors following the adjournment of the annual meeting of the Shareholders or following any special meeting of the Shareholders at which Directors are elected) shall be given to each Director by personal delivery, telephone, mail, telegram or cablegram at least forty-eight (48) hours before the meeting, which notice need not specify the purpose of the meeting. Such notice, however, may be waived in writing by any Director either before or after any such meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

(l) Quorum. A majority of the whole number of Directors is necessary to constitute a quorum for a meeting of the Directors, except that a majority of the Directors in office constitutes a quorum for filing a vacancy in the Board.

(m) Place of Meetings. Any meeting of Directors may be held at any place within or without the State of Ohio in person and/or through any communications equipment if all persons participating in the meeting can hear each other.

(n) Compensation. Directors, as such, shall not receive any stated salary for their services, but, on resolution of the Board, a fixed sum for expenses of attendance, if any, may be allowed for attendance at each meeting, regular or special, provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of either executive or special committees may be allowed such compensation as the Board of Directors may determine for attending committee meetings. By resolution of the shareholders, each Director may be paid a stated salary as a Director, or a fixed sum for attendance at each meeting of the Board of Directors, or both.

(o) Election of Officers. At the first meeting of the Board of Directors in each year (at which a quorum shall be present) held next after the annual meeting of the shareholders, and at any special meeting called therefore, the Board of Directors shall elect officers of the Corporation (including the President), and designate and appoint such subordinate officers and employees as it shall determine. They may also appoint an executive committee or committees from their number and define their powers and duties.

(p) Qualification. Directors need not be Shareholders of the Corporation.

(q) Resignation. A resignation from the Board of Directors shall be deemed to take effect immediately upon its being received by any incumbent corporate officer other than an officer who is also the resigning Director, unless some other time is specified therein.

(r) Attendance at Meetings of Persons Who Are Not Directors. Unless waived by a majority of Directors in attendance, not less than twenty-four (24) hours before any regular or special meeting of the Board of Directors any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing. Such person will not be permitted to attend the Directors’ meeting unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order of business for any such meeting of the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.

(s) Action Without a Meeting. Pursuant to Ohio law, and unless otherwise restricted by the Articles of Incorporation or this Code of Regulations, any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval and in writing or writings signed by all the directors, or committee of directors, which writing or writings shall be filed with or entered upon the records of the corporation.

(t) Emergency Powers. In the case of an emergency as defined by O.R.C. 1701.01(U), the Directors shall have emergency powers as set forth in O.R.C. 1701.11(F).

Article V.

OFFICERS

(a) Number and Titles. The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice-Presidents, and such other officers and assistant officers as the Board may from time to time deem necessary. The Chairman of the Board and the President shall be a Director, but no one of the other officers need be a Director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

(b) Election. The officers of the Corporation, except the officers appointed in accordance with the provisions of paragraphs (c) and (e), below, shall be chosen annually by the Board of Directors, and each shall hold office until his or her resignation, removal, disqualification, death, or until his or her successor shall be elected and qualified. The election or appointment of an officer for a given term or a general provision in the Articles, Regulations or By-Laws or with respect to terms of office, shall not be deemed to create any contract rights.

(c) Subordinate Officers. The Board of Directors may appoint other officers or agents as may be deemed necessary, each of whom shall hold office for the period, have the authority, and perform the duties in the management of the property and affairs of the Corporation, as may be provided in these regulations, or as may be determined by resolution of the Board of Directors not inconsistent with these regulations. The Board of Directors may delegate to any officer or committee the power to appoint any subordinate officers, committees, or agents, to specify their duties, and to determine their compensation.

(d) Removal and Resignation. The Board of Directors may remove any officer or agent of the Corporation at any time with or without cause. Removal of an officer or agent shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights. Any officer may resign at any time by giving written notice to the Board of Directors, the President, or the Secretary of the Corporation. Any resignation shall take effect at the date of the receipt of the notice or at any later time specified in the notice. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective. An officer’s resignation does not affect the Corporation’s contract rights, if any, with the officer.

(e) Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, disability, or otherwise, may be filled by the Board of Directors for unexpired portion of the term. In the event of any absence of any officer of the Corporation or for any other reason which the Board of Directors may deem sufficient, the Board may delegate for the time being the powers or duties, or any of them, of such officer to any other officer or director, in connection with these regulations.

(f) Chairman of the Board. The Chairman of the Board shall be chosen from among the members of the Board of Directors. The Chairman shall, if present, preside at all meetings of the Board of Directors, and shall exercise and perform all powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these regulations.

(g) President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and officers of the Corporation; have the general powers and duties of management usually vested in the office of President of a corporation; and have all other powers and duties as may be prescribed by the Board of Directors or these regulations. Within this authority and in the course of his or her duties, the President shall:

1.	Preside at all meetings of the shareholders and be ex officio a member of all standing committees of the Corporation.

2.	Sign all certificates of stock of the Corporation in conjunction with the Secretary or Assistant Secretary, unless otherwise ordered by the Board of Directors.

3.	When authorized by the Board of Directors or required by law, execute, in the name of the Corporation, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, bonds, debentures, contracts, and other papers and instruments in writing, and, unless the Board of Directors shall order otherwise by resolution, make contracts as the ordinary conduct of the Corporation’s business may require.

4.	Appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents and employees of the Corporation other than the duly appointed officers, subject to the approval of the Board of Directors; and control, subject to the direction of the Board of Directors, all of the officers, agents, and employees of the Corporation.

5.	Unless otherwise directed by the Board of Directors, attend in person or by substitute appointed by him or her, and act and vote on behalf of the Corporation at, all meetings of the shareholders of any corporation in which this Corporation holds stock.

(h) Vice Presidents. The Vice Presidents shall assist the President in the management of the business. During the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors or, if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Vice Presidents shall have all other powers and perform all other duties as from time to time may be prescribed for them respectively by the Board of Directors or these regulations.

(i) Secretary. The Secretary shall:

1.	Sign, with the President or a Vice President, certificates for shares of the Corporation, the issuance of which have been duly authorized by resolution of the Board of Directors.

2.	Certify and keep at the principal place of business of the Corporation the original regulations or a copy, including all amendments or alterations to the regulations.

3.	Keep at the place where regulations or a copy are kept the minutes of the proceedings of meetings of the Corporation’s Directors and shareholders, executive committee, and other committees, with the time and place of holding, the notice of meeting given, the names of those present at Directors’ meetings, the number of shares or members present or represented at shareholders’ meetings, whether regular or special, and, if special, how authorized.

4.	Sign, certify, or attest documents as may be required by law or the business of the Corporation; keep the corporate seal, if any; and affix the seal to instruments as may be necessary or proper.

5.	See that all notices are duly given in accordance with the provisions of these regulations or as required by law. In case of the absence or disability of the Secretary, or his or her refusal or neglect to act, notice may be given and served by an Assistant Secretary or by the President or Vice Presidents, if any, or by the Board of Directors.

6.	Be custodian of the records and of the seal of the Corporation, if any, and see that the seal is engraved, lithographed, printed, stamped, impressed on, or affixed to all certificates for shares prior to their issuance and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these regulations.

7.	Keep at the place where the regulations or a copy are kept, or at the office of the transfer agent or registrar, a share register or duplicate share register giving the names of the shareholders, their respective addresses, and the number and classes of shares held by each; keep appropriate, complete, and accurate books or records of account at the Corporation’s principal place of business.

8.	See that the books, reports, statements, certificates, and all other documents and records required by law are properly kept and filed.

9.	Exhibit at all reasonable times to proper persons on terms provided by law on proper application, the regulations, the share register, and minutes of proceedings of the shareholders and Directors of the Corporation.

10.	In general, perform all duties incident to the office of Secretary, and any other duties as from time to time may be assigned to him or her by the Board of Directors.

In case of the absence or disability of the Secretary or his or her refusal or neglect to act, the Assistant Secretary, or if there be none, the Treasurer, acting as Assistant Secretary, may perform all of the functions of the Secretary. In the absence or inability to act, or refusal or neglect to act of the Secretary, the Assistant Secretary, and Treasurer, any person authorized by the President or Vice Presidents, if any, or by the Board of Directors, may perform the functions of the Secretary.

(j) Assistant Secretary. At the request of the Secretary, or in his or her absence or disability, the Assistant Secretary, designated as set forth in paragraph (i), above, shall perform all the duties of the Secretary, and when so acting, shall have all the powers of, and be subject to all the restrictions on, the Secretary. The Assistant Secretary shall perform all other duties as from time to time may be assigned to him or her by the Board of Directors, or the Secretary.

(k) Treasurer. The Treasurer shall:

1.	Have charge and custody of, and be responsible for, all funds and securities of the Corporation, and deposit all funds in the name of the Corporation in banks, trust companies, or other depositaries as shall be selected by the Board of Directors.

2.	Receive, and give receipt for, moneys due and payable to the Corporation from any source whatever.

3.	Disburse, or cause to be disbursed, the funds of the Corporation as may be directed by the Board of Directors, taking proper vouchers for the disbursements.

4.	Keep and maintain adequate and correct accounts of the Corporation’s properties and business transactions including account of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus, and shares. Any surplus, including earned surplus, paid-in surplus, and surplus arising from a reduction of stated capital, shall be classified according to source and shown in a separate account.

5.	Exhibit at all reasonable times the books of account and records of the Corporation to any Director, or to proper persons on terms as are provided by law, on proper application during business hours at the office of the Corporation where the books and records are kept.

6.	When and as requested, render to the President and Directors accounts of all his or her transactions as Treasurer and of the financial condition of the Corporation.

7.	On the written request of any shareholder of the Corporation, and within thirty (30) days after the request, mail to the shareholder the then-latest annual balance sheet and income statement of the Corporation. The financial statements shall have been prepared in accordance with generally accepted accounting principles or federal income tax accounting principles consistently applied by a qualified accountant.

8.	Give to the Corporation a bond, if required by the Board of Directors in a sum, and with one or more sureties, or a surety company satisfactory to the Board, for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of his or her death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

9.	In general, perform all the duties incident to the office of Treasurer and all other duties as from time to time may be assigned to him or her by the Board of Directors.

In case of the absence or disability of the Treasurer or his or her refusal or neglect to act, the Assistant Secretary or the Secretary acting as Assistant Treasurer, may perform all of the functions of the Treasurer. In the absence or inability to act, or refusal or neglect to act, of both the Treasurer and the Secretary, any person authorized by the President or Vice Presidents, if any, or by the Board of Directors may perform the functions of the Treasurer.

(l) Assistant Treasurer. The Assistant Treasurer, if required to do so by the Board of Directors, shall respectively give bonds for the faithful discharge of his or her duties in a sum and with sureties that the Board of Directors shall require. At the request of the Treasurer, or in his or her absence or disability, the Assistant Treasurer designated as set forth in paragraph (k), above, shall perform all the duties of the Treasurer, and when so acting, shall have all the powers of, and be subject to all the restrictions on, the Treasurer. The Assistant Treasurer shall perform all other duties as from time to time may be assigned to him or her by the Board of Directors or the Treasurer.

(m) Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving a salary by reason of the fact that he or she is also a Director of the Corporation.

Article VI.

FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the last day of December next following, unless otherwise determined by the Board of Directors.

Article VII.

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS

(a) Indemnification: The directors, officers, employees and agents of the Corporation shall be indemnified as follows:

1.	Indemnification (Other than Derivative Action): The Corporation shall indemnify any director, officer, employee or agent, or any former director, officer, employee or agent of the Corporation, or any person who is serving or has served at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation to which the person was or is threatened to be made a party by reason of the fact that the person is or was such director, officer, trustee, employee or agent, provided it is determined in the manner set forth in Section (a) 4 of this Article VII that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and that, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the conduct of the person was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

2.	Indemnification (Derivative Action): In the case of any threatened, pending or completed action or suit by or in the right of the Corporation, the Corporation shall indemnify each person indicated in Section (a) 1 and 2 herein against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense or settlement thereof, provided it is determined in the manner set forth in Section (a) 4 of this Article VII that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of the following:

(i)	Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the Corporation unless, and only to the extent that, the court of competent jurisdiction or the court in which such action or suit was brought determines, upon application, that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as that court or such other court shall deem proper;

(ii)	Any action or suit in which the only liability asserted against a person is pursuant to Section 1701.95 of the Ohio Revised Code.

3.	Availability of Indemnification: To the extent that a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (a) 1 and 2 hereof, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the action, suit or proceeding.

4.	Procedure for Indemnification: Any indemnification made under Section (a) 1 and 2 hereof, unless ordered by a court of the competent jurisdiction, shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section (a) 1 and 2 hereof. Such determination shall be made as follows:

(i)	Firstly, by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit or proceeding;

(ii)	Secondly, if such quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney or a firm associated with an attorney or a firm having associated with it any attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified, within the past five (5) years;

(iii)	Thirdly, by a majority vote of the shareholders entitled to vote on such matter; or,

(iv)	Fourthly, by the court of competent jurisdiction or the court in which such action, suit or proceeding was brought.

5.	Required Indemnification for Directors: Except for an action, suit or proceeding pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorneys’ fees, incurred by a director in defending any action, suit or proceeding to in Sections (a) 1 and 2 hereof, shall be paid by the Corporation as they are incurred in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which the Directors agrees to do both of the following:

(i)	Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation;

(ii)	Reasonably cooperate with the Corporation concerning the action, suit or proceeding.

6.	Permissive Indemnification for Directors and Others: Expenses, including attorneys’ fees, incurred by a director, trustee, officer, employee or agent in defending any action, suit or proceeding referred to in Sections (a) 1 and 2 hereof may by paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding as authorized by the directors in the manner provided in Section (a) 4 hereof in the specific case upon receipt of an undertaking by or on behalf of such person to repay such amount, if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

7.	Counsel: In the event the Board of Directors reasonably determines that, due to a conflict of interest or other reason, the counsel retained by the Corporation in a certain matter may not represent a person indicated in Section (a) 1 hereof who has been made or threatened to be made a party to any action, suit or proceeding (including all appeals), whether civil, criminal, administrative, or investigative, with respect to which he or she is entitled, as a director, officer, employee or agent to indemnification or advancement of expenses under this Section, that person shall be entitled to be represented in such action by counsel of his or her choice, subject to the approval of the Corporation which approval shall not be unreasonably withheld, and the cost of such representation and reasonable expenses incurred in connection with such action, suit or proceeding shall be paid in advance or shall be reimbursed by the Corporation to the full extent provided in or authorized by the Articles of Incorporation, the Ohio General Corporation Law, as amended, or this Code of Regulations.

(b) Additional Indemnification:

1.	The indemnification authorized by this Article shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of attorney’s fees or expenses under the Articles of Incorporation, the Code of Regulations, any agreement, any insurance purchased by the Corporation, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity of the director, officer, trustee, employee or agent and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The power of the Corporation to indemnify any person who is or was a director, officer, trustee, employee or agent of the Corporation or of another corporation, joint venture, trust or other enterprise which such person is serving or has served at the request of the Corporation, shall apply to the same extent and in the same situations and subject to the same determinations as are set forth in this Article with respect to a director, officer, trustee, employee or agent of the Corporation.

2.	The Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance on behalf of or for any person who is or was a director, officer, employee or agent of the Corporation. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

3.	The authority of the Corporation to indemnify persons pursuant to Sections (a) 1 and 2 hereof does not limit the payment of expenses as they are incurred, indemnification, insurance or other protection that may be provided pursuant to this Article. The Corporation’s indemnification obligation set forth in this Article does not create any obligation to repay or return payments made by the Corporation pursuant to this Article.

(c) Definition: As used in this Article, references to the “Corporation” include all constituent or surviving companies in a consolidation or merger in which the Corporation or a predecessor to the Corporation by consolidation or merger was involved, and any person who is or was a director, officer, trustee, employee or agent of such a company shall stand in the same position under this Article with respect to the new or surviving Corporation as the person would if the person had served the new or surviving Corporation in that capacity.

ARTICLE VIII.

ANTI-DISCRIMINATION AND NON-HARASSMENT

It is the Corporation’s intent to provide equal opportunity for all persons in employment. It is the policy of the Corporation that all qualified applicants for employment will be recruited, hired and assigned on the basis of merit without regard to race, creed, color, gender, age, national origin, disability or veteran status. The employment policies and practices of the Corporation have been, and will continue, to ensure that all qualified employees are treated equally with no discrimination in compensation, opportunities for advancement (including promotions and transfers), training and discipline based on race, creed, color, gender, age, national origin, disability or veteran status.

The Corporation is committed to providing a work environment that is free of discrimination and unlawful harassment. Actions, words, jokes or comments based on an individual’s race, creed, color, gender, age, national origin, disability or veteran status or that of his/her relatives, friends or associates (i) which has the purpose or effect of creating an intimidating, hostile, or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities, will not be tolerated by the Corporation. Harassment in any form including sexual, verbal, visual or physical is prohibited.

The Corporation will not condone, permit nor tolerate harassment or discrimination as described above against employees in any manner whatsoever. Persons who engage in such harassment or discrimination will be subject to appropriate discipline up to and including termination of his/her employment.

Article IX.

MISCELLANEOUS

(a) Waiver of notice. Whenever any notice whatever is required to be given by these Code of Regulations, or the Articles of Incorporation of the Corporation, or any laws of Ohio, a waiver of notice in writing, or approval in writing of the action taken, signed by the person or persons entitled to the notice, whether before or after the time stated in the notice, shall be deemed equivalent to actual receipt of a proper notice.

(b) Dividends. Except as otherwise provided by statute or by the Articles of Incorporation, or these Code of Regulations, the Board of Directors shall have full power to determine whether any funds legally available for the payment of dividends shall be declared in dividends and paid to the shareholders; the division of the whole or any part of the funds of the Corporation shall rest within the discretion of the Board of Directors, and it shall not be required at any time, against its discretion, to divide or pay any part of the funds among or to the shareholders as dividends or otherwise; and the Board of Directors may fix a sum which may be set aside or reserved over and above the capital paid in as working capital for the Corporation or as a reserve for any proper purpose, and from time to time may increase, diminish and vary the sum in its judgment and discretion.

(c) Checks, notes, etc. Payments shall be made by checks or check vouchers, all of which shall be signed by the President or the Treasurer, or by one of the other officers of this Corporation, or any other person, as the Board of Directors may from time to time direct by written resolution. Bills receivable, drafts and other evidences of indebtedness of the Corporation shall be endorsed for the purpose of discount or collection by the Treasurer or other officer, or officers of the Corporation as the Board of Directors shall from time to time direct by written resolution.

(d) Amendments. This Code of Regulations of the Corporation (and as it may be amended from time to time) may be amended or added to at a meeting of the Shareholders by the affirmative vote of the Shareholders of record entitled to exercise sixty-six percent (66%) of the voting power on such proposal; provided, however, that if an amendment or addition is adopted by written consent without a meeting then all of the Shareholders of record entitled to exercise a vote shall consent to such amendment or addition. It shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to mail a copy of such amendment or addition to each Shareholder of record who would be entitled to vote thereon by regular mail, overnight delivery service or any other means of communication authorized by the Shareholder whom a copy of the amendment, addition or new regulation is to be sent.

(e) Consistency with Articles of Incorporation. If any provision of these Regulations shall be inconsistent with the Corporation’s Articles of Incorporation (and as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.

(f) Section Headings. The headings contained in this Code of Regulations are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of this Code of Regulations.